EXHIBIT 4

FIRST AMENDMENT TO CREDIT AGREEMENT

         This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 4, 2006, is entered into by and among Crown Americas LLC, a Pennsylvania limited liability company (the “U.S. Borrower”), the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), and Deutsche Bank AG New York Branch, as Administrative Agent (“Administrative Agent”) and as Collateral Agent (“Collateral Agent”) for the Lenders, and with Deutsche Bank Securities Inc., and Lehman Commercial Paper Inc. (“Lehman”) as Joint Lead Arrangers for the Additional Term B Dollar Loans and as Joint Book Managers and Lehman, as Syndication Agent. Terms used herein and not otherwise defined herein shall have the same meanings as specified in the Credit Agreement (as defined below).

RECITALS:

A.	The U.S. Borrower, the other Credit Parties party thereto, the Lenders, the Agents named therein and Administrative Agent have heretofore entered into that certain Credit Agreement dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.	The Borrowers wish, and the Lenders signatory hereto and Administrative Agent are willing, to amend the Credit Agreement to make the Additional Term B Dollar Loans to the U.S. Borrower in an aggregate principal amount of $200,000,000 to be utilized (i) to repurchase, redeem or otherwise acquire or retire for value outstanding Capital Stock of Crown Holdings, subject to the terms and conditions of this Amendment, (ii) to repay outstanding Revolving Loans, (iii) to pay any fees or expenses incurred in connection with the making of the Additional Term B Dollar Loans and (iv) for general corporate purposes.

C.	This Amendment constitutes a Loan Document and these Recitals shall be construed as part of this Amendment.

NOW, THEREFORE, in consideration of the recitals herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Amendment of Credit Agreement.

The Credit Agreement is hereby amended as of the First Amendment Effective Date (as hereinafter defined) as follows:

(a)	New Defined Terms. Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in alphabetical order therein:

“Additional Term B Dollar Borrowing Date” has the meaning forth in Section 2.1(a).

“Additional Term B Dollar Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1 to the First Amendment, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Additional Term B Dollar Commitments” means such commitments collectively, which commitments equal $200,000,000 in the aggregate as of the First Amendment Effective Date.

“Additional Term B Dollar Loan” and “Additional Term B Dollar Loans” have the meanings assigned to those terms in Section 2.1(a).

“First Amendment” means the First Amendment to Credit Agreement dated as of August 4, 2006 by and among the Borrowers, the other Credit Parties party thereto, the Lenders signatory thereto and the Administrative Agent.

“First Amendment Effective Date” has the meaning set forth in Section 3 of the First Amendment.

“Original Term B Dollar Loans” has the meaning assigned to that term in Section 2.1(a).

“OriginalTerm B Dollar Lender” has the meaning assigned to that term in Section 2.1(a).

(b)	Applicable Base Rate Margin. Section 1.1 of the Credit Agreement is further amended by amending and restating in its entirety the existing Applicable Base Rate Margin table in the definition of “Applicable Base Rate Margin” to read as follows:

Most Recent Total Leverage Ratio	Applicable Base Rate Margin For Revolving Loans	Applicable Base Rate Margin For Term B Dollar Loans
Less than 2.5 to 1	0%	0%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	0%	0%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	0.25%	0.25%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	0.50%	0.50%
Equal to or greater than 4.0 to 1 but less than 4.75 to 1	0.75%	0.75%
Equal to or greater than 4.75 to 1	1.00%	0.75%

(c)	Applicable Eurocurrency Margin. Section 1.1 of the Credit Agreement is further amended by amending and restating in its entirety the existing Applicable Eurocurrency Margin table in the definition of “Applicable Eurocurrency Margin” to read as follows:

Most Recent Total Leverage Ratio	Applicable Eurocurrency Margin For Revolving Loans	Applicable Eurocurrency Margin For Term B Dollar Loans	Applicable Eurocurrency Margin For Term B Euro Loans
Less than 2.5 to 1	0.875%	1.75%	1.75%
Equal to or greater than 2.5 to 1 but less than 3.0 to 1	1.00%	1.75%	1.75%
Equal to or greater than 3.0 to 1 but less than 3.5 to 1	1.25%	1.75%	1.75%
Equal to or greater than 3.5 to 1 but less than 4.0 to 1	1.50%	1.75%	1.75%
Equal to or greater than 4.0 to 1 but less than 4.75 to 1	1.75%	1.75%	1.75%
Equal to or greater than 4.75 to 1	2.00%	1.75%	1.75%

(d)	Additional Term B Dollar Lenders. Section 1.1 of the Credit Agreement is further amended by amending and restating the definition of “Lenders” to read as follows:

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” (i) pursuant to Section 12.8, (ii) as contemplated by the First Amendment and (iii) in connection with the incurrence of (A) Additional Term B Dollar Loans pursuant to Section 2.1(a) or (B) an Additional Facility pursuant to Section 2.9.

(e)	Most Recent Total Leverage Ratio. Section 1.1 of the Credit Agreement is further amended by deleting the text “4.0 to 1” in the first sentence of the definition of “Most Recent Total Leverage Ratio” and substituting therefor the text “4.75 to 1”.

(f)	Scheduled Term B Dollar Repayments. Section 1.1 of the Credit Agreement is further amended by amending and restating the definition of “Scheduled Term B Dollar Repayments” therein in its entirety to read as follows:

“Scheduled Term B Dollar Repayments” means, with respect to the principal payments on the Term B Dollar Loans for each date set forth below, the Dollar amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term B Dollar Repayment
November 15, 2006	$3,650,000
November 15, 2007	$3,650,000
November 15, 2008	$3,650,000
November 15, 2009	$3,650,000
November 15, 2010	$3,650,000
November 15, 2011	$3,650,000
Term B Dollar Loan Maturity Date	$343,100,000

(g)	Additional Term B Dollar Loans. Section 2.1(a) of the Credit Agreement is amended by amending and restating clause (i) therein in its entirety to read as follows:

"(i) Term B Dollar Loan Facility. Each Lender which, prior to the First Amendment Effective Date, was a Term B Dollar Lender (each an “Original Term B Dollar Lender”), severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to continue its Term B Dollar Loan existing prior to giving effect to the First Amendment (each such loan, an “Original Term B Dollar Loan” and collectively, the “Original Term B Dollar Loans”) on and after the First Amendment Effective Date as a loan. Each Lender with an Additional Term B Dollar Commitment, severally and for itself alone, hereby agrees, on the terms and subject to the conditions set forth in the First Amendment and otherwise set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, if made, an “Additional Term B Dollar Loan” and collectively, the “Additional Term B Dollar Loans”) to U.S. Borrower on the First Amendment Effective Date in an aggregate principal amount equal to the Additional Term B Dollar Commitment of such Lender (the “Additional Term B Dollar Borrowing Date”). The Additional Term B Dollar Loans (i) shall be incurred by U.S. Borrower pursuant to a single drawing, which shall be on the Additional Term B Dollar Borrowing Date, (ii) shall be denominated in Dollars, (iii) shall be made as Base Rate Loans, or if consented to by Administrative Agent, Eurocurrency Loans with Interest Periods of one month, and, except as hereinafter provided, may, at the option of U.S. Borrower, be maintained as and/or converted into Base Rate Loans or Eurocurrency Loans, provided, that all Additional Term B Dollar Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Additional Term B Dollar Loans of the same Type and (iv) shall not exceed for any Lender at the time of incurrence thereof on the Additional Term B Dollar Borrowing Date that aggregate principal amount which equals the Additional Term B Dollar Loan Commitment, if any, of such Lender at such time. From and after the Additional Term B Dollar Borrowing Date, the Original Term B Dollar Loans and the Additional Term B Dollar Loans shall be referred to individually as a “Term B Dollar Loan” and collectively, as the “Term B Dollar Loans” and all references to Term B Dollar Loans herein shall be deemed references to either or both, as the context may require, of the Original Term B Loans or the Additional Term B Dollar Loans. Each Lender’s Additional Term B Dollar Commitment shall expire immediately and without further action on the Additional Term B Dollar Borrowing Date, after giving effect to the Additional Term B Dollar Loans made thereon. No amount of a Term B Dollar Loan which is repaid or prepaid by U.S. Borrower may be reborrowed hereunder.”

(h)	Exclusion of Additional Term B Dollar Loans from Additional Facilities Limitation. Section 2.9 of the Credit Agreement is amended by inserting the following text at the conclusion of clause (a) thereof to read as follows:

"Notwithstanding the foregoing, the Additional Term B Dollar Loans advanced on the Additional Term B Dollar Borrowing Date shall not be Additional Term Loans and therefore are not included for purposes of calculating the $500,000,000 limitation set forth in the preceding sentence."

(i)	Mandatory Reduction of Additional Term B Dollar Commitment. Section 4.2 of the Credit Agreement is amended by inserting a second sentence therein immediately following the first sentence thereof to read as follows:

“The Additional Term B Dollar Commitments shall terminate on the Additional Term B Dollar Borrowing Date after giving effect to the Borrowing of the Additional Term B Dollar Loans on such date.”

(j)	Use of Additional Term B Dollar Loan Proceeds. Section 6.8(a) of the Credit Agreement is amended by inserting a second sentence therein immediately following the first sentence thereof to read as follows:

“All proceeds of the Additional Term B Dollar Loans incurred on the Additional Term B Dollar Borrowing Date shall be used by the U.S. Borrower (i) to redeem, repurchase or otherwise acquire or retire for value up to $200,000,000 of any Capital Stock of Crown Holdings, to the extent permitted pursuant to Section 8.8(f), (ii) to pay any fees or expenses incurred in connection with the making of the Additional Term B Dollar Loans and (iii) for general corporate purposes (including without limitation repayment of outstanding Revolving Loans and subsequent borrowing for use as described in clause (i) above).”

(k)	Additional Permitted Restricted Payment. Section 8.8 of the Credit Agreement is amended by (i) deleting the text "and" immediately following clause (d) therein, (ii) deleting the “.” at the conclusion of clause (e) therein and substituting therefor the text “; and” and (iii) inserting a new clause (f) at the conclusion thereof to read as follows:

“(f) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Crown Holdings with the proceeds of the Additional Term B Dollar Loans; provided, that any Restricted Payment that would cause or result in a “Default” or “Event of Default” as defined in any Public Debt Document shall not be permitted under this clause (f).”

(l)	Total Leverage Ratio. Section 9.1 of the Credit Agreement is amended by amending and restating such Section 9.1 in its entirety to read as follows:

“9.1	Total Leverage Ratio. Each Credit Party will not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
September 30, 2006	5.00 to 1.00
December 31, 2006	5.00 to 1.00
March 31, 2007	5.00 to 1.00
June 30, 2007	5.00 to 1.00
September 30, 2007	5.00 to 1.00
December 31, 2007	4.75 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.75 to 1.00
September 30, 2008	4.75 to 1.00
December 31, 2008	4.25 to 1.00
March 31, 2009	4.25 to 1.00
June 30, 2009	4.25 to 1.00
September 30, 2009	4.25 to 1.00
December 31, 2009	3.90 to 1.00
March 31, 2010	3.90 to 1.00
June 30, 2010	3.90 to 1.00
September 30, 2010	3.90 to 1.00
December 31, 2010 and each Fiscal Quarter thereafter”	3.50 to 1.00

(m)	Senior Secured Leverage Ratio. Section 9.2 of the Credit Agreement is amended by amending and restating such Section 9.2 in its entirety to read as follows:

“9.2	Senior Secured Leverage Ratio. Each Credit Party will not permit or suffer to exist the Senior Secured Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period Ended	Ratio
September 30, 2006	2.90 to 1.00
December 31, 2006	2.90 to 1.00
March 31, 2007	2.90 to 1.00
June 30, 2007	2.90 to 1.00
September 30, 2007	2.90 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008	2.75 to 1.00
June 30, 2008	2.75 to 1.00
September 30, 2008	2.75 to 1.00
December 31, 2008	2.50 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.25 to 1.00
March 31, 2010	2.25 to 1.00
June 30, 2010	2.25 to 1.00
September 30, 2010	2.25 to 1.00
December 31, 2010 and each Fiscal Quarter thereafter”	2.25 to 1.00

(n)	Interest Coverage Ratio. Section 9.3 of the Credit Agreement is amended by amending and restating such Section 9.3 in its entirety to read as follows:

“9.3	Interest Coverage Ratio. Each Credit Party will not permit or suffer to exist the Interest Coverage Ratio for any Test Period set forth below to be less than the ratio set forth opposite such period:

Test Period Ended	Ratio
September 30, 2006	2.40 to 1.00
December 31, 2006	2.40 to 1.00
March 31, 2007	2.40 to 1.00
June 30, 2007	2.40 to 1.00
September 30, 2007	2.40 to 1.00
December 31, 2007	2.50 to 1.00
March 31, 2008	2.50 to 1.00
June 30, 2008	2.50 to 1.00
September 30, 2008	2.50 to 1.00
December 31, 2008	2.65 to 1.00
March 31, 2009	2.65 to 1.00
June 30, 2009	2.65 to 1.00
September 30, 2009	2.65 to 1.00
December 31, 2009	2.85 to 1.00
March 31, 2010	2.85 to 1.00
June 30, 2010	2.85 to 1.00
September 30, 2010	2.85 to 1.00
December 31, 2010 and each Fiscal Quarter thereafter”	2.85 to 1.00

(o)	Section 14.1 Clarification. Section 14.1 of the Credit Agreement is amended by deleting the text “Article IX” in the first sentence thereof and substituting therefor the text “Article XIV”.

(p)	Section 14.3 Clarification. Section 14.3 of the Credit Agreement is amended by deleting the text “Article IX” in the first sentence thereof and substituting therefor the text “Article XIV”.

SECTION 2 Amendment Fee. In consideration of the execution of this Amendment by the Lenders, the Borrower hereby agrees to pay on the First Amendment Effective Date concurrently with the funding of the Additional Term B Loans to each Lender that executes this Amendment on or prior to 5:00 pm New York time August 1, 2006 (each, a “Consenting Lender”), a fee (collectively, the “Amendment Fee”) in an amount equal to 0.05% multiplied by the sum of such Lender’s Revolving Commitment plus such Lender’s Canadian Revolving Commitment plus the outstanding amount of Term Loans owing to such Lender (excluding the Additional Term B Loans).

SECTION 3 Conditions to Effectiveness of the Amendment. The provisions of this Amendment shall become effective upon the date of the satisfaction of all of the conditions set forth in this Section 3 (the “First Amendment Effective Date”), with any documents delivered to Administrative Agent dated the First Amendment Effective Date unless otherwise noted:

3.1.	Proper Execution and Delivery of Amendment. Borrowers, the other Credit Parties party hereto, the Administrative Agent, the Required Lenders and each Lender with an Additional Term B Dollar Commitment shall have duly executed and delivered to Administrative Agent this Amendment.

3.2.	Delivery of Credit Party Documents.

(a)	Notes. The U.S. Borrower shall have duly executed and delivered to the Administrative Agent the Notes payable to the order of each applicable Lender with an Additional Term B Dollar Commitment which has requested a Note in the amount of their respective Additional Term B Dollar Commitments and all other Loan Documents shall have been duly executed and delivered by the appropriate Credit Party to the Administrative Agent, all of which shall be in full force and effect;

(b)	Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of the U.S. Borrower, dated the First Amendment Effective Date and in form and substance satisfactory to the Administrative Agent;

(c)	Reaffirmation of Guarantees and Security Documents. Each of the relevant Credit Parties shall have duly executed and delivered a reaffirmation of their obligations under the existing Guarantees and Security Documents substantially in the form of Exhibit 3.2(c); provided, that each relevant non-U.S. Credit Party shall duly execute and deliver such reaffirmation within forty-five (45) days of the First Amendment Effective Date.

(d)	Secretary’s Certificate. Administrative Agent shall have received from the U.S. Borrower a certificate, dated the First Amendment Effective Date, signed by the secretary or any assistant secretary, of the U.S. Borrower as to the incumbency and signature of the officers of the U.S. Borrower (in form and substance reasonably satisfactory to Administrative Agent) executing this Amendment and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of the U.S. Borrower, together with evidence of the incumbency of such secretary or assistant secretary, and certifying as true and correct, attached copies of the Certificate of Incorporation, Certificate of Amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and By-Laws (or other Organic Documents of such Credit Party) and the resolutions of such Credit Party and, to the extent required, of the equity holders of the U.S. Borrower, referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, Certificate of Amalgamation or other equivalent document and By-Laws (or other Organic Documents) shall be reasonably satisfactory to Administrative Agent;

(e)	Approvals. All necessary governmental (domestic and foreign) and third party approvals in connection with this Amendment and the transactions contemplated hereby and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of this Amendment or the transactions contemplated hereby and otherwise referred to herein except for those approvals of non-Governmental Authorities under contracts which are not material and which are not required to be delivered at the closing thereof. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of this Amendment or the transactions contemplated hereby, or the making of the Loans or the issuance of Letters of Credit;

(f)	Litigation. No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of Crown Holdings, threatened with respect to this Amendment, any other Loan Document or any documentation executed in connection herewith or the transactions contemplated hereby, or which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect;

(g)	Opinion of Counsel. The Administrative Agent shall have received from Dechert LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the First Amendment Effective Date, in form and substance satisfactory to the Administrative Agent;

(h)	Solvency. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer on behalf of Crown Holdings with respect to the solvency of (i) Crown Holdings and its Subsidiaries and (ii) U.S. Borrower and its Subsidiaries, in each case, on a consolidated basis after giving effect to this Amendment and the transactions contemplated hereby;

(i)	Other Matters. All corporate and other proceedings taken in connection with this Amendment at or prior to the date of this Amendment, and all documents incident thereto will be reasonably satisfactory in form and substance to the Administrative Agent; and the Administrative Agent shall have received such other instruments and documents as the Administrative Agent shall reasonably request in connection with the execution of this Amendment, and all such instruments and documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

3.3.	Representations and Warranties; Default; Officer’s Certificate. After giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement shall be true and correct, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, and no Event of Default or Unmatured Event of Default shall have occurred or be continuing and Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of Borrower, dated the First Amendment Effective Date stating that, after giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement are true and correct as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date, that no Event of Default or Unmatured Event of Default has occurred and is continuing, and that the conditions of this Section 3 hereof have been fully satisfied or waived.

3.4.	Fees. Borrower shall have paid to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to Administrative Agent and the Lenders to the extent then due, including, without limitation, pursuant to Sections 2 and 5 of this Amendment and any fee letter executed by the U.S. Borrower in favor of the Administrative Agent or any of its Affiliates in connection with the First Amendment.

3.5.	Corporate Proceedings. All corporate and/or limited liability company and legal proceedings and all instruments and agreements to be executed by each Credit Party in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be satisfactory in form and substance to Administrative Agent and the Required Lenders and Administrative Agent and all Lenders shall have received all information and copies of all certificates, documents and papers, including records of corporate and/or limited liability company proceedings, governmental approvals, good standing certificates and bring-down telegrams or certificates, if any, which Administrative Agent or such Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities.

Each Lender and the Administrative Agent hereby agrees that by its execution and delivery of its signature page hereto, such Person approves of and consents to each of the matters set forth in Section 3 which must be approved by, or which must be satisfactory to, the Required Lenders or such Person, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Borrower shall have delivered a copy of such agreement or document to such Person if so requested on or prior to the First Amendment Effective Date.

SECTION 4 References to and Effect on the Credit Agreement. On and after the date hereof each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Credit Agreement, as the case may be, in the Loan Documents and all other documents (the “Ancillary Documents”) delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

Except as specifically amended above, the Credit Agreement, and the other Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or Administrative Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

SECTION 5 Costs and Expenses. The U.S. Borrower agrees to pay promptly upon the request of the Administrative Agent all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution delivery and syndication of this Amendment and all other documents and instruments referred to herein and therein or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Winston & Strawn LLP, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Amendment.

SECTION 6 Miscellaneous.

6.1.	Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Amendment to produce more than one (1) such counterpart. Delivery of an executed signature page to this Amendment by telecopy shall be deemed to constitute delivery of an originally executed signature page hereto.

6.2.	Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE.

6.3.	Headings. Headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

6.4.	Integration. This Amendment, the other agreements and documents executed and delivered pursuant to this Amendment and the Credit Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

6.5.	Binding Effect. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Borrowers, the other Credit Parties party hereto, the Agents and the Lenders and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Borrowers, the other Credit Parties party hereto, the Agents and the Lenders and their respective successors and permitted assigns.

signature page follows]

Schedule 1.1

Additional Term B Dollar Commitments

Lender	Amount of Additional Term B Dollar Commitment
Deutsche Bank AG New York Branch	$200,000,000